Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Appoints Jon Olson to its Board of Directors

SINGAPORE - March 5, 2021 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (NASDAQ: KLIC) ("Kulicke & Soffa," "K&S" or the "Company") today announced the appointment of Jon A. Olson to its Board of Directors.
Mr. Olson, a seasoned executive with over 40 years of semiconductor industry experience, has provided strategic insight and financial decision making at Intel Corporation (NASDAQ:INTC) and later at Xilinx, Inc. (NASDAQ:XLNX). He currently serves as Director on the Board of Xilinx, Inc. and previously Director and Audit Committee Chair of Mellanox Technologies, InvenSense, Inc. and Home Union, Inc.
Mr. Olson has a robust track record of strategic leadership supporting capital allocation, M&A, profitability improvement initiatives and technology partnerships. He most recently served as Chief Financial Officer of Xilinx, Inc., where his responsibilities covered finance, IT, purchasing and facilities from 2005 through his retirement in 2016. Prior to joining Xilinx, Mr. Olson spent over 25 years at Intel Corporation where, as Director of Finance, he was responsible for the finance function of all business units, factories and administrative support company-wide.
Peter Kong, Chairman of the K&S Board of Directors, stated, “We welcome Jon to the K&S Board. His industry experience, financial leadership and strategic accomplishments are significant. We look forward to his contributions as the Company continues to execute on several exciting opportunities.”
“K&S is currently in a unique position and has many paths to extend value creation,” said Jon Olson. “I am excited to provide guidance on the Company’s near- and long-term initiatives to maximize this potential.”
Mr. Olson serves as a Member of the Deans Advisory Council and was also inducted to the Academy of Alumni Fellows of the Kelley School of Business, Indiana University. In 2010, he was recognized as CFO of the Year by Silicon Valley Business Journal. Mr. Olson earned his Bachelor of Science in Accounting from Indiana University and his MBA from Santa Clara University.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

Contacts:
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Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com

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